Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197953, 333-198128, and No. 333-222199 both on Form S-8 of our report dated March 15, 2018, relating to the consolidated financial statements of Green Bancorp, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Green Bancorp, Inc. for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Houston, Texas
March 15, 2018